EXHIBIT 99.3

                        AMERICAN ARBITRATION ASSOCIATION

                   x
In the Matter of the Arbitration Between

DUTCHESS PRIVATE EQUITIES FUIND, II, LP, and MICHAEL A. NOVIELLI,

                  Claimants,
          -- and --                                   :       A.A.A. No.

BOOTIE BEER COMPANY, INC.

                  Respondent.

                   x

                             DEMAND FOR ARBITRATION
                             ----------------------

     1. This demand for arbitration arises out of Respondent Bootie Beer Company Inc.'s breach of(i) five debenture agreements with Claimant Dutchess Private Equities Fund, II, LP, and (ii) a Corporate Consulting Agreement with Claimant Michael A. Novielli. The Fund seeks the immediate payment of the principal, interest and penalties due under the Debenture Agreements. Novielli seeks the immediate payment of fees due under the Consulting Agreement.


                                     Parties
                                     -------

     2. Claimant Dutchess Private Equities Fund, II, LP ("the Fund") is a hedge fund which invests in publicly traded companies through a variety of capital structures, including debentures. From on or about June 16, 2005 to on or about November 1, 2005, the Fund entered into five written debenture agreements (collectively the "Debenture Agreements") with Bootie Beer Company, Inc. ("Bootie"), or its predecessor entity, under which the Fund provided capital to Bootie and Bootie undertook certain repayment obligations.

     3. Claimant Michael A. Novielli ("Novielli"), a Managing Member of Dutchess Capital Management LLC, the Fund's general partner, personally entered into a written Corporate Consulting Agreement (the "Consulting Agreement") for specified professional consulting services with Bootie. In consideration for the consulting services provided under the Consulting Agreement, Bootie agreed to compensate Novielli with monthly fees and securities.

     4. Respondent Bootie Beer Company, Inc. is a publicly traded Florida corporation engaged in the business of brewing, marketing and selling beer. Bootie's administrative offices are located at 620 N. Denning Drive, Suite 100, Winter Park, Florida. Tania Torruella ("Torruella") is currently the Chairman of the Board and Chief Executive Officer of Bootie. Prior to assuming her current roles, Torruella was Executive Vice President of Corporate Strategy for Bootie.

                                   Background
                                   ----------

     5. On or about July 27, 2005, Bootie executed a reverse merger stock exchange agreement with Jane Butel Corporation ("JBC), a publicly held company ("the Merger"). Under the terms of that agreement, Bootie's shareholders received shares of JBC in exchange for shares of Bootie. After the Merger, Bootie assumed certain outstanding liabilities of JBC, including liabilities under debenture agreements with the Fund.

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


6. A debenture is a commonly used debt financing instrument. A convertible debenture is type of debenture that can be converted into a type of security. A warrant is a derivative security that gives the holder the right to purchase a security at a specified price over a given period of time. Warrants are often included as part of a debt transaction as an incentive to investors.


                   Bootie's Breach of the Debenture Agreements
                   -------------------------------------------


A. The June Debenture
   ------------------

7. On or about June 16, 2005, JBC entered into a Form of Debenture agreement with the Fund for the Face Amount of $66,000, at the Price of $55,000 with an annual Interest Rate of 10% ("the June Debenture"). A true and accurate copy of the June Debenture is attached hereto as Exhibit A.

8. Under the terms of the June Debenture, JBC was required to pay monthly interest on the unpaid principal amount. Under the terms of the Merger, Bootie assumed JBC's obligations under the June Debenture. JBC and Bootie failed to pay interest as required by the June Debenture constituting an Event of Default. Under the terms of the June Debenture, if an Event of Default occurred, the Fund could require accelerated repayment of the principal, accrued interest and liquidated damages. The Fund notified Bootie that it was in default under the June Debenture and demanded accelerated repay of amounts then due. Bootie has breached the agreement by failing to pay the amounts due.

9. Under the terms of the June Debenture, Bootie also owes the Fund 14,000 warrants. In breach of the June Debenture, Bootie has not provided the warrants to the Fund.

10. Bootie has acknowledged its obligation to the Fund, including in its filings with the SEC. 11. As of May 1, 2006, under the terms and conditions of the June Debenture, Bootie owes the Fund $91,827 and 14,000 warrants. Amounts due and payable under the June Debenture continue to accrue.

B. The July Debenture
   ------------------

12. On or about July 15, 2005, JBC and Bootie entered into a Form of Debenture with the Fund for the Face Amount of $72,000, at the Price of $60,000 with an annual Interest Rate of 10% ("the July Debenture"). A true and accurate copy of the July Debenture is attached hereto as Exhibit B.

13. Under the terms of the July Debenture, JBC and Bootie were required to pay monthly interest on the unpaid principal amount. After assuming JBC's liability on the July Debenture, Bootie failed to pay interest as required by the July Debenture constituting an Event of Default. Under the terms of the July Debenture, if an Event of Default occurs, the Fund could require accelerated repayment of the principal, accrued interest and liquidated damages. The Fund notified Bootie that it was in default under the July Debenture and demanded accelerated repay of amounts then due. Bootie has breached the agreement by failing to repay the amounts due.

14. Under the terms of the July Debenture, Bootie also owes the Fund 72,000 warrants. In breach of the July Debenture, Bootie has not provided the warrants to the Fund.

15. Bootie has acknowledged its obligation to the Fund, including in its filings with the SEC. 16. As of May 1, 2006, under the terms and conditions of the July Debenture, Bootie owes the Fund $99,553 and 72,000 warrants. Amounts due and payable under the July Debenture continue to accrue.


C. The August Debenture
   --------------------

17. On or about August 3, 2005, JBC and Bootie entered into a Form of Debenture with the Fund for the Face Amount of $48,000, at the Price of $40,000 with an annual Interest Rate of 10% ("the August Debenture"). A true and accurate copy of the August Debenture is attached hereto as Exhibit C.

18. Under the terms of the August Debenture, JBC and Bootie were required to pay monthly interest on the unpaid principal amount. After assuming JBC's liability under the August Debenture, Bootie failed to pay interest as required by the August Debenture constituting an Event of Default. Under the terms of the August Debenture, if an Event of Default occurs, the Fund could require accelerated repayment of the principal, accrued interest and liquidated damages. The Fund notified Bootie that it was in default under the August Debenture and demanded accelerated repayment of amounts then due. Bootie has breached the agreement by failing to pay the amounts due.

19. Under the terms of the August Debenture, Bootie also owes the Fund 48,000 warrants. In breach of the August Debenture, Bootie has not provided the warrants to the Fund.

20. Bootie has acknowledged its obligation to the Fund, including in its filings with the SEC. 21. As of May 1, 2006, under the terms and conditions of the August Debenture, Bootie owes the Fund $66,099 and 48,000 warrants. Amounts due and payable under the August Debenture continue to accrue.

D. The September Debenture
   -----------------------

22. On or about September 2, 2005, JBC and Bootie entered into a September Debenture with the Fund for the Face Amount of$175,200, at the Price of$146,000 and annual Interest Rate of 10% ("the September Debenture"). A true and accurate copy of the September Debenture is attached hereto as Exhibit D.

23. Under the terms of the September Debenture, Bootie was required to pay monthly interest on the unpaid principal amount. Bootie failed to pay interest as required by the September Debenture constituting an Event of Default. Under the terms of the September Debenture, if an Event of Default occurs, the Fund could require accelerated repayment of the principal, accrued interest and liquidated damages. The Fund notified Bootie that it was in default under the September Debenture and demanded accelerated repayment of amounts then due. Bootie has breached the agreement by failing to pay the amounts due.

24. Under the terms of the September Debenture, Bootie also owes the Fund 200,000 warrants. In breach of the September Debenture, Bootie has not provided the warrants to the Fund.

25. Bootie has acknowledged its obligation to the Fund, including in its filings with the SEC. 26. As of May 1, 2006, under the terms and conditions of the September Debenture, Bootie owes the Fund $239,717 and 200,000 warrants. Amounts due and payable under the September Debenture continue to accrue.

E. The November Debenture
   ----------------------

27. On or about November 1, 2005, JBC and Bootie entered into a Debenture Agreement with the Fund for the Face Amount of $192,000, at the Price of $160,000 and annual Interest Rate of 10% ("the November Debenture"). A true and accurate copy of the September Debenture is attached hereto as Exhibit E.

28. Under the terms of the November Debenture, Bootie was required to pay monthly interest on the unpaid principal amount. Bootie failed to pay the interest which constitutes an Event of Default. Under the terms of the November Debenture, if an Event of Default occurs, the Fund could require accelerated repayment of the principal, accrued interest and liquidated damages. The Fund notified Bootie that it was in default and demanded accelerated repayment of amounts then due. Bootie has breached the agreement by failing to pay the amounts due.

29. Under the terms of the November Debenture, Bootie also owes the Fund 200,000 warrants. In breach of the November Debenture, Bootie has not provided the warrants to the Fund.

30. Bootie has acknowledged its obligation to the Fund, including in its filings with the SEC.

31. As of May 1, 2006, under the terms and conditions of the November Debenture, Bootie now owes the Fund $394,163 and 200,000 warrants. Amounts due and payable under the November Debenture continue to accrue.

32. In addition to the breaches set forth above, Bootie has committed additional breaches of the Debenture Agreements, including, without limitation, by issuing additional shares of its stock without the prior written consent of the Fund.

                    The Parties Agreed to Arbitrate Disputes
                 Arising Under the Various Debenture Agreements
                      before a Single Arbitrator of the AAA
                      -------------------------------------

33. Each one of the Debenture Agreements contains a provision which states: "All disputes arising under this agreement shall be governed and interpreted in
Accordance with the laws of the Commonwealth of Massachusetts.... The parties []
will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA")."

34. The arbitration provision further provides that "[t]he arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that the arbitrator shall be an attorney admitted to practice in the Commonwealth of Massachusetts."

                   Bootie's Breach of the Consulting Agreement
                   -------------------------------------------

     35. On or about May 23, 2005, Bootie and Novielli entered into a Corporate Consulting Agreement ("Consulting Agreement").

     36. Under the terms of the Consulting Agreement, Novielli and his staff were to perform certain services for Bootie, including (i) advising the company on certain matters, (ii) reviewing transactions, (iii) performing marketing, and
(iv) reviewing, transferring and submitting documents to the Securities and Exchange Commission. Novielli and his staff performed services under the Consulting Agreement.

     37. Under the terms of the Consulting Agreement, Bootie was required to pay Novielli $15,000 per month. Novielli provided 11 months of services under the Consulting Agreement. In breach of the Consulting Agreement, Bootie never made any monthly payments to Novielli. Bootie owes Novielli $165,000 under the terms of the Consulting Agreement.



                      The Parties Agreed to Submit Disputes
                Arising Under the Consulting Agreement to the AAA
                -------------------------------------------------

     38. The Consulting Agreement provides that "[a]ny controversy, claim or dispute arising out of this Agreement, shall [be] settled by binding arbitration in the County of Suffolk in accordance with the rules of the American
Arbitration Association...." The agreement further provides that "[t]he prevailing party shall be entitled to reimbursement of actual costs and attorney's fees from the arbitration."

     WHEREFORE, the Claimants respectfully requests that the Arbitrator award following relief:

(a) Money damages of $891,359, plus contract based interest, preaward interest, costs and attorney's fees to the Fund;

(b) Delivery of 534,000 warrants to the Fund;

(c) Money damages of $165,000, plus pre-award interest, costs and attorney's fees to Novielli, and

(d) Such other and further relief as the Arbitrator deems just and proper.


                                            Respectfully submitted,



                                            DUTCHESS PRIVATE EQUITLES FUND
                                            II, LP, and MICHAEL A. NOV4ELLI,


                                            By their attorney,

                                            ------------------------------------
                                            Alan D. Rose, Jr. (Mass. BBO 28871)
                                            ROSE & ASSOCIATES
                                            29 Commonwealth Avenue
                                            Boston, Massachusetts 02116
May 2, 2006                                 617-536-0040

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